Second Quarter 2026 Update

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
Forward-Looking Statements and Risk Factors

This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, beliefs, plans, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management, including statements about our buyback program, the Company’s strategic plans, the impact of our actions on shareholder value and net asset value, and our ability to implement our plans. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. Except as required by applicable law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to risks associated with our ability to successfully operate businesses outside our traditional areas of focus; changes in general economic, business and political conditions, including among others, consumer spending, business investment, government spending, the volatility and strength of the capital markets, investor and consumer confidence, foreign currency exchange rates, commodity prices, inflation levels, changes in trade policy, tariffs on goods, and supply chain disruptions; risks associated with the Investment Company Act of 1940; risks associated with our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; and significant competition that our operating subsidiaries face.

This communication should be read in conjunction with the risks detailed in the "Statement Regarding Forward-Looking Information," "Risk Factors" and other sections of Cannae’s Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission (the "SEC").

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
Fellow Shareholders,

The Cannae management team remains focused on executing the strategic priorities outlined by our Board designed to drive sustained, long-term value creation for our shareholders. I am excited to report that we made meaningful progress across each of these priorities and are continuing to reposition Cannae to deliver long term shareholder returns.

1. Portfolio Transformation and Strategic Focus: The team has been working diligently as we sold two non-core assets and acquired Exeter Rugby Group as we reposition our portfolio to focus on sports and entertainment assets.

We sold Brasada Ranch to a company owned by our Vice Chairman, William P. Foley, II (“Foley”), in exchange for the termination of his put right. Our Related Person Transaction Committee and Board (without Foley participating or voting) reviewed and unanimously approved the Brasada transaction. We also sold our 49% interest in Watkins for $90 million. Both transactions create capital for Cannae that can either be redeployed in new investments or as return of capital to our shareholders.

We also acquired Exeter Rugby Group, which includes a professional club that competes in Gallagher PREM, the top division of the English rugby union system, a professional women's team that competes in the Premiership Women's Rugby League, and Sandy Park Stadium, a 15,000 seat rugby stadium. Exeter is one of the most accomplished and financially sustainable clubs in English rugby and we are excited to partner with the team to take the club to the next level.

2.Enhanced Operating Performance: I am proud to report that our largest asset, Black Knight Football, delivered a historic milestone finishing 6th in the Premier League, delivered club-record points and qualified for European competition for the first time in the club’s 127 year history. European qualification materially expands the commercial opportunities, brand and economics of the club. This is a remarkable accomplishment for a club that was fighting relegation in 19th place in 2022 before Black Knight acquired the business, and it comes on the heels of two transfer windows in which we sold key players for more than $350 million. We believe this demonstrates our ability to operate sports and entertainment assets and further supports our portfolio transformation.

3.Disciplined Capital Returns: Due to the recently announced transactions, we were not able to buy back any shares since we last reported earnings in May; however, we remain committed to both share buybacks and our dividend. This year, we've repurchased 3.4

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
million shares for $44 million. Going forward, we will continue to allocate capital to share buybacks.

4.Continued Governance Focus and Evolution: The Board continues to focus on improving our governance policies and procedures consistent with best practices. As an example, last week our Board adopted and posted to the Cannae website a new Related Person Transaction Committee Policy that further strengthens the review and approval of related person transactions.

The board also continues to work diligently and collectively to help me drive the strategy of Cannae forward. I appreciate all of their work.

We remain committed to executing across each of our strategic priorities, and I am proud of the progress we achieved this quarter. I remain confident in the upside ahead for our shareholders as we continue to execute our plan. Thank you for your continued support.

Sincerely,

RYAN R. CASWELL
Chief Executive Officer

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE

Black Knight Football
(Private)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2026	March 31, 2025
Total revenue	$88.7	$61.2
Net income (loss)	$23.8	$(26.1)
EBITDA	$80.0	$7.7
Adjusted EBITDA excluding profit on player trading	$34.1	$8.0

The Company reports its share of the results of BKFC on a three-month lag. Accordingly, Cannae's statements of operations for the three and six months ended June 30, 2026, and 2025, include Cannae's ratable portion of BKFC's net income (loss) for the three and six months ended March 31, 2026, and 2025, respectively.

Black Knight Football ("BKFC"), a partnership led by our Vice Chairman William P. Foley, II, is focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development, and enable efficient player migration across BKFC's network of owned and operated clubs, while driving strong on-field and financial results. BKFC is an investment in the world’s leading professional football leagues, with an ability to improve operations, make high ROI investments, and demonstrate the embedded value of our multi-club operations, driving group financial performance and value creation on an eventual sale.

BKFC owns 100% of AFC Bournemouth ("AFCB" or "the Cherries"), a football club competing in the Premier League, and FC Lorient (French Ligue 1), as well as a majority interest in Moreirense FC (Portuguese Primeira Liga). This is complemented by strategic affiliations in other regions including Auckland FC of Australia's A-League, Orlando City SC of Major League Soccer and Kyoto Sanga F.C. of Japan's J1 League, expanding BKFC’s footprint across multiple continents and competitive landscapes.

Black Knight Football

In the trailing twelve months ended March 31, 2026, BKFC generated total revenue of $301.3 million, compared to $241.5 million in 2025. Revenue in 2026 includes $6.1 million from FC Lorient (representing revenue for the quarter ended March 31, 2026 only) and $12.3 million from Moreirense, compared to no revenue for those clubs in 2025 due to timing of acquisition of our interests.

Black Knight Football posted $207.4 million of EBITDA in the twelve months ended March 31, 2026, compared to $26.1 million in the prior year. EBITDA includes profit on player trading of $158.9 million and $30.0 million in the twelve months ended March 31, 2026 and 2025, respectively.

AFC Bournemouth

The Cherries completed a historic season in May with a 6th place finish in the Premier League table - the highest in the club's 127-year history. In doing so Bournemouth qualified for the Europa League - another monumental first in the club's history. Qualification for European competition will provide incremental commercial opportunities not only through direct revenues from the Europa League for participating in the competition, but also through additional matches and brand awareness.

The success on the pitch has led to record revenues at Bournemouth. In the trailing 12 months ended March 31, 2026, Bournemouth recorded total revenue of $282.9 million, a 17% increase over revenue of $241.5 million in 2025. Incremental revenue associated with the Cherries' final 6th place finish in 25/26 will be included in Bournemouth's results for the quarter ended June 30, 2026 and reflected in numbers reported on a lag next quarter.

The club continued its progress on the expansion of Vitality Stadium to expand capacity from 11,300 to 20,000 seats. The first phase to add two corner infills increasing total capacity to 12,300 and expansion of certain hospitality areas is

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
on track for completion near the start of the 2026/27 season. At completion in 2028, the renovation will increase capacity at Vitality Stadium by over 80% and add hospitality and expand fan areas throughout the stadium - further uplifting Bournemouth's matchday and commercial revenue opportunities.

On the player development front, Bournemouth had 8 players from its 25/26 roster participate in the 2026 FIFA World Cup, demonstrating the significant progress made in the development of Bournemouth's playing squad since our acquisition. The Cherries were also recently awarded Category One Academy Status, the highest category of the Elite Player Performance Plan, which places Bournemouth's academy in the same tier as English football's top youth development programs.

FC Lorient

FC Lorient finished the 25/26 Ligue 1 season strong, completing the season in 10th place and securing its place in Ligue 1 for the 26/27 season. Following its promotion to Ligue 1 last season, the strong finish in Ligue 1 in the 25/26 season, and a run to the quarter finals of the French Cup, FCL significantly grew its revenue in 2026.

Moreirense FC

Moreirense FC ("MFC") finished the 25/26 season in 7th place in the Portuguese Primeira Liga (first division) table, following a 10th place finish in the 24/25 season. We continue to invest in MFC's training facilities for its first team and academy squads with the aim of attracting and developing the top talent in Portugal.

As of August 7, 2026, Cannae has invested $263 Million and holds a 42.4% ownership interest in Black Knight Football.

Additional information on BKFC as of and for the twelve months ended March 31, 2026, and 2025, is presented in the table below.

	As of and for the Twelve Months Ended
(In Millions) (Unaudited)	March 31, 2026	March 31, 2025
Select Statement of Operations items:
Revenue	$301.3	$241.5
Operating loss	$(109.5)	$(104.4)
Net income (loss)	$37.0	$(100.6)
EBITDA	$207.4	$26.1
Adjusted EBITDA (excluding player trading profit)	$45.6	$9.5
Cannae share of net income (loss)	$17.3	$(47.2)
Select Balance Sheet Items:
Cash	$45.4	$58.6
Player transfer fees receivable	$251.1	$60.4
Total assets	$958.5	$572.1
Player transfer fee liabilities	$280.7	$169.8
Notes payable	$102.0	$86.1
Total liabilities	$581.6	$344.0
Total equity	$376.9	$228.1

Cannae ownership of BKFC units	248.9	223.9
BKFC units outstanding	559.7	490.4

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE

JANA Partners
(Private)

	Three Months Ended
(In Millions) (Unaudited)	March 31, 2026	March 31, 2025
Total revenues	$5.2	$5.8
Operating income	$1.5	$2.1

Cannae reports its equity in earnings of JANA on a one-quarter lag. Accordingly, the table above presents the results for the three months ended March 31, 2026, and 2025.

Founded in 2001, JANA Partners ("JANA") is a pioneer and long-standing leader in activist investing, with a core belief that constructive shareholder engagement can unlock value in underperforming public companies. Over its 25-year history, JANA has evolved from a traditional long/short hedge fund into a pure-play, longer-duration activist investment manager, focusing primarily on concentrated long-only positions. This evolution reflects a strategic decision to align capital duration with the realities of operational and governance-driven change, which often requires multiple years to realize. Our partnership with JANA provides an attractive investment in the General Partner of a leading activist manager and a unique partnership that provides access to strategic opportunities. Cannae participates in cash flows from the growth of its Assets Under Management (“AUM”) through JANA’s management fees and from the performance of its investments through JANA’s performance fees, as well as our JANA fund investments.

JANA’s investment strategy centers on identifying undervalued U.S. mid-cap companies where performance gaps stem from fixable issues, including inefficient operations; suboptimal capital allocation; weak governance or board composition; strategic drift or poor execution; and unrealized M&A or asset monetization opportunities. JANA emphasizes deep fundamental diligence, followed by collaborative engagement with management and boards. JANA frequently achieves outcomes through negotiated board representation and leadership changes, as demonstrated in several recent campaigns. The firm’s portfolios are intentionally highly concentrated, which reflects high conviction and allows the firm to devote substantial time and resources to each investment. Currently, this includes Cooper Companies, Fiserv, Inc., Lamb Weston Holdings, Markel Group, Mercury Systems, Rapid7, Six Flags Entertainment, and TreeHouse Foods.

One of JANA’s most distinctive competitive advantages is its operating partner model. The firm has built a network of experienced current and former CEOs, CFOs, and senior operators who invest personal capital alongside JANA funds, participate in pre-investment diligence, join boards or management teams of portfolio companies, and drive operational and strategic initiatives. This model allows JANA to move beyond “financial activism” into hands-on operational improvement, significantly increasing credibility with boards and reducing adversarial dynamics. High-profile successes such as Mercury Systems, Tiffany, Whole Foods, and Frontier Communications reflect the effectiveness of this approach.

JANA has been consistently innovative within the activist investing space, introducing several industry-first partnership models, including strategic partnering—developing a framework for partnering with strategic acquirers to catalyze M&A outcomes, notably contributing to Frontier Communications’ sale to Verizon, and JANA's relationship with Cannae, which expanded its operating network and strategic reach, and strengthened sourcing, diligence, and execution capabilities. JANA also has developed innovative influencer partnerships, partnering with high-profile influencers (e.g., Dwyane Wade, Travis Kelce) to address branding, customer engagement, and cultural relevance—an unconventional but targeted value-creation lever in consumer-facing businesses. These initiatives underscore JANA’s willingness to adapt its toolkit as market dynamics and value-creation opportunities evolve.

JANA's primary vehicles include the JANA Strategic Investments Benchmark Fund (Series A and A-1); dedicated drawdown vehicles (longer duration activist capital); and co-investments aligned with core activist positions. At Cannae's initial investment in 2024, JANA had $1.8 billion of Assets Under Management (AUM), and has maintained

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
that level at $2.2 billion at the end of the second quarter of 2026, reflecting a stable institutional capital base with the patience required for activist execution.

Cannae invested $56 million in 2024 for approximately 20% of JANA Partners, and in 2025 invested a further $67.5 million, to increase its ownership to 50%. As of August 7, 2026, Cannae has invested $116 million (net of distributions) in JANA Partners, with up to $26 million of contingent consideration, representing a 50% ownership interest, and separately, invested $50 million in the JANA Strategic Investments Benchmark Fund Series A-1.

Additional information as of and for the twelve months ended March 31, 2026, and 2025 is presented below.

	As of and for the Twelve Months Ended
(In Millions) (Unaudited)	March 31, 2026	March 31, 2025
Revenue	$21.8	$42.3
Net income	$7.6	$26.4
Cannae share of net income(1)	$2.4	$4.7

Cannae investment in JANA Partners, net of distributions	$116.9	$50.4
Ownership %(1)	50.0%	20.0%
Cannae investment in JANA Strategic Benchmark Fund	$50.0	$20.0
JANA Partners Assets Under Management, end of period (Billions)	$2.0	$2.2
_____________________________________________
(1) Cannae's ownership in JANA increased to 50% on September 30, 2025. For the rest of the twelve months ended March 31, 2026, Cannae held an approximately 20% interest in JANA.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE

The Watkins Company (Sold July 2026)
(Private)

	Three Months Ended	Three Months Ended
(In Millions) (Unaudited)	March 31, 2026	March 31, 2025
Net revenue	$16.6	$15.6
Net income (loss)	$0.8	$(0.2)
EBITDA	$2.8	$2.1
Adjusted EBITDA	$3.2	$3.6
Cannae reports its equity in earnings of Watkins on a one-quarter lag. Accordingly, the table above presents the results for the three months ended March 31, 2026, and 2025.

From the bluffs high above the Mississippi River in Winona, Minnesota, comes the purity of The Watkins Company ("Watkins"). For over 150 years, Watkins has been heralded as purveyors of flavor, with an unwavering commitment to crafting award-winning gourmet flavoring products from high-quality, natural ingredients, without the use of artificial flavors and colors, GMOs, corn syrup or gluten. For more information on The Watkins Company, please visit www.watkins1868.com.

On July 30, 2026, we sold our investment in Watkins to KDSA Investment Partners for $90 million of cash proceeds. Including $4 million of dividends and fees received during Cannae’s ownership, the transaction represents a multiple on invested capital of approximately 1.2x in less than two years, at an IRR of nearly 10%.

In the quarter ended March 31, 2026, Watkins generated revenue of $16.6 million, a 6.4% all organic increase over 2025. Revenue growth was driven by strong unit volume, partially offset by lower price per unit.

Adjusted EBITDA was $3.2 million for the quarter ended March 31, 2026, representing a margin of 19%. The decline in Adjusted EBITDA margin from the prior year quarter was driven by lower price per unit and increased manufacturing costs.

Additional information for the twelve months ended March 31, 2026 is presented below.

Twelve Months Ended
(In Millions) (Unaudited)	March 31, 2026
Net revenue	$71.7
Net income	$7.8
EBITDA	$16.4
Adjusted EBITDA	$17.7
Cannae share of net income	$3.8

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
Minden Mill
(Private)

	Three Months Ended,
(In Millions) (Unaudited)	March 31, 2026	March 31, 2025
Net revenue	$0.8	$0.5
Net loss	$(1.0)	$(1.0)
EBITDA	$(0.4)	$(0.5)
Adjusted EBITDA	$(0.2)	$(0.4)

High Sierra Distillery, LLC, d/b/a Minden Mill Distilling (Minden Mill) is an estate distillery in historic Minden, Nevada, at the eastern base of the Sierra Nevada Mountain range. Minden Mill's facilities include an American Whiskey and white spirits distillery, housed in a 100-year-old creamery, and an American Single Malt Whiskey distillery, tasting room and guest experience center housed in a 100-year-old flour mill, both within a 10 acre main campus. Each of these 32,000 square foot buildings sit on the National Register of Historic Places.

The former owners of the estate distillery invested over $100 Million to restore the distillery site and achieve LEED certification, the most widely used green building rating system in the world. The facility is vertically integrated, with on-site distillation, barreling, aging, and bottling, allowing for tight control over production standards and cost structure. The 10-acre distillery campus, in driving distance from Lake Tahoe and Reno, serves as a destination venue, offering tastings and experiences that enhance brand engagement and customer loyalty. Additionally, within a separate 26-acre campus there is a 61,000 square-foot, climate-controlled rickhouse for whiskey aging, separated into two climate-controlled warehouses. The distillery sources grains from nearby ranches and benefits from access to high-quality water and a favorable operating environment for craft production, supporting a 'grain-to-glass' production model. The state-of-the-art facility has a capacity to produce over 130,000 cases of premium spirits annually and today we have more than 300,000 proof gallons of whiskey, or approximately 145,000 case equivalents, currently aging in barrel.

Acquired at a deep discount to the cost of the real estate and facility, we believe our ownership of Minden Mill represents an attractive value investment with upside optionality as we work to develop and market new high quality products through our partners' national distributor network. Minden is managed and operated by the seasoned management team of Foley Family Wines & Spirits. While still early in its product lifecycle, the distillery produces a portfolio of spirits that includes Minden Mill branded Bourbon, American Single Malt, and Rye; High Ground Estate Vodka; and Evil Bean Coffee Liqueur. Each of these spirits continues to garner accolades and awards at competitions. We believe production of high-quality spirits coupled with direct access to a national route to market uniquely positions Minden Mill for success.

For the twelve months ended March 31, 2026, Minden Mill generated $3.1 Million of net sales, a 15% increase over the prior year. Sales growth was primarily driven by growth in sales of Evil Bean.

As of August 7, 2026 Cannae has invested $52 Million for approximately 88% of the equity interests in Minden Mill as well as $12.5 Million through a revolving credit facility convertible to equity.

Additional information as of and for the twelve months ended March 31, 2026, and 2025, is presented in the table on the next page.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE

Case items in Thousands; $ amounts in Millions (unaudited)	As of and For the Twelve Months Ended
	March 31, 2026	March 31, 2025
Net revenue	$3.1	$2.7
Net loss	$(4.5)	$(7.3)
EBITDA	$(2.1)	$(5.4)
Adjusted EBITDA	$(1.2)	$(3.5)
Cannae share of net loss	$(3.9)	$(5.8)

Case sales volume, in 9-Liter case equivalents	16.0	14.0
9-Liter case equivalents aging in barrel	126.7	124.4

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
Alight, Inc.
(NYSE: ALIT)

	Three Months Ended,
(In Millions) (Unaudited)	June 30, 2026	June 30, 2025
Total revenue	$511.0	$528.0
Net loss from continuing operations	$(10.0)	$(1,073.0)
EBITDA from continuing operations	$110.0	$(954.0)
Adjusted EBITDA from continuing operations	$92.0	$127.0

Alight is a leading benefits administration provider of health, wealth, leave and point solutions for many of the world’s largest organizations and over 30 Million people. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. The Alight Worklife ® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more at alight.com.

Alight delivered higher-than-expected revenue for the second quarter of 2026, reporting total revenue of $511 million compared to $528 million in the prior year second quarter. The change from the prior year was primarily due to lower net commercial activity, partially offset by an increase in project revenue. Recurring revenues were 92.2% of total revenue.

Net loss from continuing operations for the quarter ended June 30, 2026, was $10 million, compared to a loss of $1,073 million in the prior year second quarter. The improvement was primarily attributable to Alight's $983 million non-cash goodwill impairment in the prior year, non-operating fair value remeasurements of the tax receivable agreement and financial instruments.
Adjusted EBITDA from continuing operations was $92 million for the quarter ended June 30, 2026, compared to $127 million in the prior year second quarter. Adjusted EBITDA margin was 18.0% in the second quarter 2026 as compared to 24.1% in the prior year first quarter.

Alight maintained Free Cash Flow year over year, generating $101 million in the six months ended June 30, 2026, compared to $102 million in 2025.

Management provided an outlook for the full year 2026, noting revenue was expected to range between $2,078 million and $2,098 million and Adjusted EBITDA between $400 million and $415 million.

Cannae holds 2.0 million shares of Alight Class A common stock, representing approximately 8% of Alight’s outstanding shares. As of August 7, 2026, the aggregate gross value of these shares was approximately $31 million.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
Exeter Rugby Group
(Private)

Exeter Rugby Club, known as the Exeter Chiefs, is an English professional rugby union club based in Exeter, Devon. Founded in 1871, the men’s team competes in the Gallagher PREM, the top tier of English club rugby, and has played its home matches at Sandy Park since 2006. Exeter is one of the most successful clubs of the professional era, having won the PREM Rugby title in 2017 and 2020 and the Investec Champions Cup in 2020. The women’s team competes in the Premiership Women’s Rugby league, securing top four finishes in four of the last six seasons and winning the Allianz Cup in the 2021/22 and 2022/23 seasons. The club owns Sandy Park, a purpose-built stadium and a leading conference and events venue in the southwest of England.

On June 29, 2026, Cannae completed the acquisition of 100% of Exeter Rugby Group ("Exeter" of the "Chiefs"). a leading professional rugby union club based in Exeter, Devon, England and a member of Gallagher PREM Rugby (“PREM Rugby” or the “PREM”), which is the top division of the English rugby union system. The transaction values Exeter at an enterprise value of £32.6 million (approximately $43 million USD), with Cannae investing £19.6 million (approximately $26 million USD) at closing.

Exeter is the only rugby club to win the top four tiers of English rugby, having been promoted to the PREM from the fourth division league. Since earning promotion to the PREM, Exeter has established itself as one of the league’s premier clubs, reaching six consecutive PREM Rugby Finals from 2015/16 through 2020/21, winning two PREM titles (2016/17 and 2019/20), and capturing the Investec Champions Cup in 2019/20 as part of a historic domestic and European double victory.

Exeter enters its new ownership with strong on-field momentum, having finished as runners-up in the 2025/26 PREM season, earning the club a berth in the 2026/27 Investec Champions Cup, which is expected to create incremental matchday and commercial revenue opportunities next season. The club owns its 15,000-capacity purpose-built rugby stadium, Sandy Park, which includes one of the leading conference and events centers in the southwest of England that drives incremental non-matchday revenue for the club. Cannae will look to capitalize on this momentum and asset base to drive incremental revenue and cash flow at the club.

The acquisition furthers Cannae’s strategy of transforming its portfolio to concentrate on sports and entertainment-related assets, where Cannae has a differentiated competitive advantage and the ability to drive shareholder returns. Exeter represents another sports and entertainment related asset where Cannae can leverage its success and synergies across its portfolio.

We believe Exeter and Rugby broadly present an attractive investment opportunity.

Favorable Industry Dynamics
•Rugby has a global fan base of ~475 million fans
•Improving league economics and stronger alignment with the RFU and other key stakeholders
Attractive Entry Valuation
•Transaction structure supports debt repayment and future liquidity
•Attractive valuation relative to PREM Rugby and broader sports transactions
Multiple Value Creation Opportunities
•Improve on-field performance, commercial operations, and facilities
•Capture upside at both the Club and league levels
Strategic Fit
•Advances Cannae’s transition toward sports and entertainment
•Located 80 miles from Bournemouth and can leverage AFC Bournemouth’s operating and commercial experience

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE

Cannae Restaurant Group
(Private)

	Three Months Ended,
(In Millions) (Unaudited)	June 30, 2026	June 30, 2025
Total revenues	$92.0	$101.9
Net loss	$(40.0)	$(1.9)
EBITDA	$(36.4)	$2.2
Adjusted EBITDA	$(1.2)	$2.1

Our Restaurant Group consists of the Ninety Nine Restaurant & Pub and O'Charley's Restaurant + Bar, in which Cannae has 88.5% and 65.4% equity ownership interests, respectively. The Ninety Nine brand was founded in 1952 and consists of 93 company-owned locations across seven northeastern states. The O'Charley's brand, founded in 1971, comprises 49 company-owned and three franchise locations in thirteen Southern and Midwestern states. The brands are focused in the casual dining segment of the restaurant industry. For more information, please visit www.99restaurants.com and www.ocharleys.com.
We are continuing to explore strategic alternatives related to our restaurant group as part of our portfolio transformation strategy.

In the second quarter of 2026, the Ninety Nine Restaurant & Pub brand has continued a revenue strategy focused on increasing guest counts while blending a value-focused platform with higher priced items. Same store sales declined 4% in the quarter, directionally consistent with the broader casual dining segment.

The O'Charley's Restaurant + Bar concept has continued to experience challenges in maintaining its traffic and resulting in a 13% decline in same store sales in the quarter. The management team's efforts are focused on stabilizing same store sales through menu engineering, guest service and closing underperforming stores. Notably, four O' Charley's stores have been closed in 2026.

As of August 7, 2026, Cannae has invested $170 Million in our Restaurant Group.

Additional information as of and for the twelve months ended June 30, 2026, and 2025 is presented in the table below.

			As of and For the Twelve Months Ended
(In Millions) (Unaudited)			June 30, 2026	June 30, 2025
Revenue			$373.4	$406.5
Operating loss			$(81.9)	$(13.3)
EBITDA			$(52.3)	$21.3
Adjusted EBITDA			$(5.7)	$2.9
Net loss			$(88.5)	$(2.0)
Cannae share of net (loss) income			$(67.8)	$5.1

	Number of Locations		Change in Same Store Sales, Year-over-Year
Brand	June 30, 2026	June 30, 2025	2nd Quarter 2026	12 months ended June 30, 2026
Ninety Nine Restaurant & Pub	93	93	(4.0)%	(2.0)%
O'Charley's Restaurant + Bar	47	57	(13.1)%	(13.1)%

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
SECOND QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2026	2025
Three months ended June 30,
Restaurant revenue	$92.0	$101.9
Other operating revenue	10.2	8.3
Total operating revenues	102.2	110.2
Cost of restaurant revenue	85.3	90.8
Personnel costs	12.9	36.2
Depreciation and amortization	2.4	3.0
Other operating expenses, including asset impairments	26.3	41.1
Goodwill impairment	32.1	—
Total operating expenses	159.0	171.1
Operating loss	(56.8)	(60.9)
Interest, investment and other income	3.5	4.8
Interest expense	(1.2)	(3.3)
Recognized gains (losses), net	82.8	(76.2)
Total other income (expense), net	85.1	(74.7)
Earnings (loss) before income taxes and equity in earnings (losses) of unconsolidated affiliates	28.3	(135.6)
Income tax expense (benefit)	1.7	(1.8)
Equity in earnings (losses) of unconsolidated affiliates	1.8	(95.7)
Net earnings (loss) from continuing operations	28.4	(229.5)
Net loss from discontinued operations, net of tax	—	(11.0)
Less: net loss attributable to noncontrolling interests	(9.1)	(1.7)
Net earnings (loss) attributable to Cannae Holdings, Inc. common shareholders	$37.5	$(238.8)

Per share amounts:
Net earnings (loss) per share from continuing operations - basic	$0.86	$(3.75)
Net loss per share from discontinued operations - basic	—	(0.18)
Net earnings (loss) per share attributable to Cannae common shareholders - basic	$0.86	$(3.93)
Net earnings (loss) per share from continuing operations - diluted	$0.86	$(3.75)
Net loss per share from discontinued operations - diluted	—	(0.18)
Net earings (loss) per share attributable to Cannae common shareholders - diluted	$0.86	$(3.93)
Cannae weighted average shares outstanding - basic	43.5	60.8
Cannae weighted average shares outstanding - diluted	43.6	60.8

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
BALANCE SHEETS

	June 30, 2026	December 31, 2025
(in Millions) (Unaudited)
Current assets:
Cash and cash equivalents	$70.4	$182.0
Other current assets	36.3	25.7
Income tax receivable	47.2	48.8
Assets held for sale	37.2	—
Total current assets	191.1	256.5
Investments in unconsolidated affiliates	637.6	643.5
Equity securities, at fair value	110.9	1.4
Equity securities, without a readily determinable fair value	139.9	147.3
Lease assets	95.5	116.9
Property and equipment, net	42.7	49.0
Other intangible assets, net	11.3	13.2
Goodwill	21.3	53.4
Deferred tax asset	1.0	0.6
Other long term investments and noncurrent assets	7.1	27.1
Total assets	$1,258.4	$1,308.9
Current liabilities:
Accounts payable and other accrued liabilities, current	$87.7	$91.9
Lease liabilities, current	15.5	15.4
Deferred revenue	19.5	16.1
Notes payable, current	5.4	6.3
Liabilities held for sale	25.5	—
Total current liabilities	153.6	129.7
Notes payable, long-term	64.5	64.5
Lease liabilities, long-term	114.3	122.8
Accounts payable and other accrued liabilities, long-term	12.2	12.8
Total liabilities	346.5	329.8
Additional paid-in capital	2,046.8	2,040.5
Retained earnings	3.4	11.5
Treasury stock	(1,092.6)	(1,046.5)
Accumulated other comprehensive loss	—	6.5
Noncontrolling interests	(45.7)	(32.9)
Total equity	911.9	979.1
Total liabilities and equity	$1,258.4	$1,308.9

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provide useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods. The presentation of non-GAAP financial measures is used to enhance our investors’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.

Black Knight Football

BKFC EBITDA is defined as earnings or (loss) for the period before interest, taxes, depreciation and intangible amortization. BKFC Adjusted EBITDA Excluding Profit on Player Trading is defined as earnings or (loss) for the period before interest, taxes, depreciation and intangible amortization, adjusted for the impact of profit or loss on sale of player registration rights and other non-cash and/or nonrecurring items. Both EBITDA and Adjusted EBITDA Excluding Profit on Player Trading are non-GAAP financial measures used by management and BKFC’s stakeholders to provide useful supplemental information that enables a better comparison of BKFC’s performance across periods by removing non-cash and material exception items as well as to evaluate BKFC's operating performance.

Watkins

Watkins Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain nonrecurring and non-cash items that management does not consider in the evaluation of ongoing operational performance of Watkins. Adjusted EBITDA is a non-GAAP financial measure used by management and Watkins’ stakeholders to provide useful supplemental information that enables a better comparison of the company's performance across periods as well as to evaluate its core operating performance.

Minden Mill

Minden Mill's Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain nonrecurring and non-cash items that management does not consider in the evaluation of ongoing operational performance of Minden Mill. Adjusted EBITDA is a non-GAAP financial measure used by management and Minden Mill's stakeholders to provide useful supplemental information that enables a better comparison of the company's performance across periods as well as to evaluate its core operating performance.

Alight

Alight’s Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that Alight does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Alight’s stakeholders to provide useful supplemental information that enables a better comparison of Alight’s performance across periods as well as to evaluate Alight’s core operating performance.

Free Cash Flow is defined as cash provided by operating activities net of capital expenditures. Alight management believes that Free Cash Flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities such as dividends and stock repurchases. The Free Cash Flow for the first nine months of 2024 results are presented on a proforma adjusted basis in light of the July 2024 divestiture of Alight's Payroll and Professional Services businesses. The adjustments include separation costs and proforma adjustments for certain items that are the direct result of the transaction and Alight's use of transaction proceeds, including proforma adjustments for 1) Services (e.g., customer care) that Alight is providing to Strada and receiving revenue pursuant to a Commercial Agreement; 2) Certain shared delivery and technology costs that Alight either no longer incurs or will be reimbursed for under Transition Services Agreement (TSA); 3) Adjustments for lower interest expense from debt paydown in July ‘24; and 4) Tax impacts from above adjustments.

Revenue Under Contract is an operational metric that represents management’s estimate of anticipated revenue expected to be recognized in the period referenced based on available information that includes historical client

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
contracting practices. The metric does not reflect potential future events such as unexpected client volume fluctuations, early contract terminations or early contract renewals. Alight’s metric may differ from similar terms used by other companies and therefore comparability may be limited. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

Restaurant Group

Restaurant Group's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, net income (loss) attributable to noncontrolling interests, non-cash impairment expense on property and equipment and lease assets, non-recurring disposal costs including lease termination expense and severance, recognized gains and losses on sales of fixed assets and other non-recurring income (expense). Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Restaurant Group's businesses and improve the comparability of operating results across reporting periods.

Management believes the presentation of Restaurant Group's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Restaurant Group’s core operating performance. However, these non-GAAP measures exclude items that are significant in understanding and assessing Restaurant Group’s financial results or position.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
Black Knight Football Club

Cannae accounts for its investment in Black Knight Football Club using the equity method of accounting; therefore, its results do not consolidate into Cannae’s. As prescribed by relevant accounting standards, Cannae recognizes its proportionate share of BKFC's net loss in Losses of unconsolidated affiliates in its consolidated statements of operations.

The Company reports its share of the results of BKFC on a three-month lag. Accordingly, Cannae's results of operations for the three and twelve months ended June 30, 2026, and 2025, include its ratable portion of BKFC's net loss for the three and twelve months ended March 31, 2026, and 2025, respectively.

Adjusted EBITDA Excluding Profit on Player Trading Reconciliation
(In Millions) (Unaudited)

	Three months ended March 31,		Twelve months ended March 31,
	2026	2025	2026	2025
Net income (loss)	$23.8	$(26.1)	$37.0	$(100.6)
Interest expense, net	8.5	5.8	29.0	17.9
Income tax benefit	—	—	—	(4.4)
Depreciation and amortization	47.7	28.0	141.4	113.2
EBITDA	80.0	7.7	207.4	26.1
(Profit) loss on player trading	(46.2)	—	(158.9)	(30.0)
Other non-cash and non-recurring (gain) loss (1)	—	—	(4.1)	12.0
Stock-based compensation expense	0.3	0.3	1.2	1.4
Adjusted EBITDA excluding profit on player trading	$34.1	$8.0	$45.6	$9.5
_____________________________________________
(1) Amount for the twelve months ended March 31, 2025 primarily represents a non-cash impairment to BKFC's investment in FCL resulting from its relegation to Ligue 2. in the second quarter of 2024

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
Watkins
Cannae accounts for its investment in Watkins using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Watkins' net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated statements of operations.

The Company reports its share of the results of Watkins on a three-month lag. Accordingly, our results of operations for the three months ended June 30, 2026 and 2025, includes our ratable portion of Watkins net earnings for the three months ended March 31, 2026 and 2025. Cannae acquired its investment in Watkins on October 17, 2024, and accordingly, the table below presents the results for the trailing twelve months ended March 31, 2026, without a comparative period.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	Three Months Ended	Three Months Ended	Twelve Months Ended
	March 31, 2026	March 31, 2025	March 31, 2026
Net income (loss)	$0.8	$(0.2)	$7.8
Interest expense, net	0.7	1.0	3.4
Depreciation and amortization	1.3	1.3	5.2
EBITDA	2.8	2.1	16.4
Stock-based compensation	0.2	—	0.5
Purchase accounting amortization(1)	—	1.0	—
Other non-recurring and non-cash expense	0.2	0.5	0.8
Adjusted EBITDA	$3.2	$3.6	$17.7
_____________________________________________
(1) Represents the amortization associated with purchase accounting for the change in control of Watkins that is not included in GAAP depreciation and amortization

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
Minden Mill
Cannae accounts for its investment in Minden Mill using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Minden Mill's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated statements of operations.

The Company reports its share of the results of Minden Mill on a three-month lag. Accordingly, Cannae's results of operations for the three and twelve months ended June 30, 2026 and 2025 include Cannae's ratable portion of Minden Mill's net earnings for the three and twelve months ended March 31, 2026 and 2025.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	Three months ended March 31,		Twelve months ended March 31,
	2026	2025	2026	2025
Net loss	$(1.0)	$(1.0)	$(4.5)	$(7.3)
Interest expense, net	0.2	0.1	0.6	0.2
Depreciation and amortization	0.4	0.4	1.7	1.7
EBITDA	$(0.4)	$(0.5)	$(2.2)	$(5.4)
Stock-based compensation	0.1	0.1	0.5	0.4
Other (1)	—	—	0.4	1.5
Adjusted EBITDA	$(0.3)	$(0.4)	$(1.3)	$(3.5)
_____________________________________________
(1) Other adjustments for the twelve months ended March 31, 2025, represents non-recurring transaction costs attributable to write off of escrow funds receivable from the acquisition of Minden Mill.

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
Alight
Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight's net earnings or loss in Losses of unconsolidated affiliates in our consolidated statements of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight. Further information on Alight's (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Reconciliation of Net Loss from Continuing Operations to Adjusted EBITDA from Continuing Operations
(In Millions) (Unaudited)

	Three months ended June 30,
	2026	2025
Net loss from continuing operations(1)	$(10.0)	$(1,073.0)
Interest expense, net	24.0	22.0
Income tax (benefit) expense	(9.0)	(3.0)
Depreciation and amortization	105.0	100.0
EBITDA from continuing operations	110.0	(954.0)
Share-based compensation	7.0	5.0
Transaction and integration expenses (2)	3.0	5.0
Restructuring	16.0	36.0
Loss from change in fair value of financial instruments	—	28.0
(Gain) loss from change in fair value of tax receivable agreement	(46.0)	23.0
Other, including impairment	2.0	984.0
Adjusted EBITDA from continuing operations	$92.0	$127.0
Revenue	$511.0	$528.0
Adjusted EBITDA Margin from continuing operations(3)	18.0%	24.1%
_____________________________________________
(1) Adjusted EBITDA excludes the impact of discontinued operations. Comparable periods have been recast to exclude these impacts.
(2) Transaction and integration expenses primarily relate to acquisition and divestiture activity.
(3) Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations as a percentage of revenue.

Free Cash Flow Reconciliation
(In Millions) (Unaudited)

Six Months Ended June 30,	2026	2025
Cash provided by operating activities - continuing operations	$152.0	$159.0
Capital expenditures	(51.0)	(57.0)
Free Cash Flow From Continuing Operations - adjusted	$101.0	$102.0

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
Restaurant Group

Cannae accounts for its ownership of the Restaurant Group as a consolidated subsidiary; therefore, its results consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in the Restaurant Group.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	Three months ended June 30,		Twelve months ended June 30,
	2026	2025	2026	2025
Net (loss) income	$(40.0)	$(1.9)	$(67.8)	$5.1
Interest expense, net	1.9	1.6	7.0	6.2
Depreciation and amortization	1.7	2.5	8.5	10.0
EBITDA	(36.4)	2.2	(52.3)	21.3
Noncontrolling interest	(9.2)	(1.5)	(20.8)	(7.1)
Non-cash impairment expense	44.5	0.5	65.0	1.5
Non-recurring recognized loss (gain), store disposal costs and other (1)	(0.1)	0.9	2.4	(12.8)
Adjusted EBITDA	$(1.2)	$2.1	$(5.7)	$2.9
_____________________________________________
(1) Primarily relates to sale or write-off of fixed assets and derecognition of lease liabilities

CANNAE HOLDINGS, INC. / SECOND QUARTER 2026 UPDATE
Corporate Information

MANAGEMENT TEAM

Ryan R. Caswell
Chief Executive Officer

Brett A. Correia
Chief Financial Officer

Peter T. Sadowski
Chief Legal Officer

Michael L. Gravelle
General Counsel and Corporate Secretary

SECOND QUARTER 2026
CONFERENCE CALL DETAILS

Date: August 10, 2026
Time: 5:00 pm ET
Participant dial-in:
1-800-245-3047 (Domestic)
1-203-518-9765 (International)
Conference ID: CANNAE

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 11161977.

The telephonic replay will be available until 11:59 pm ET on August 24, 2026.

Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website following the call.

BOARD OF DIRECTORS

Douglas K. Ammerman
Chairman of the Board
Cannae Holdings, Inc.

William P. Foley, II
Vice Chairman of the Board
Cannae Holdings, Inc.

Mona Aboelnaga Kanaan
Managing Partner
K6 Investments

Hugh R. Harris
Retired Chief Executive Officer
Lender Processing Services, Inc.

C. Malcolm Holland
Chairman of Texas
Huntington Bank

Mark D. Linehan
President and Chief Executive Officer
Wynmark Company

Frank R. Martire, Jr.
Managing Partner
Bridgeport Partners

Barry B. Moullet
Supply Chain Consultant
Board Member
CiCi’s Pizza

William T. Royan
Founding Partner
Markets Infrastructure Partners, LP

Cherie L. Schaible
Founding Partner
CLS Advisory, LLC

James B. Stallings, Jr.
Managing Partner
PS27 Ventures, LLC

Woodrow Tyler
Investment Committee Member
Michigan Health Endowment Board

COMMON SHARE LISTING

Our common stock is listed on the
New York Stock Exchange under the symbol CNNE.

INDEPENDENT AUDITORS

Grant Thornton LLP
4695 MacArthur Court Suite 1600
Newport Beach, CA 92660

TRANSFER AGENT

Continental Stock Transfer & Trust
1 State Street, 30th Floor
New York, NY 10004
(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form
10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

ANNUAL MEETING INFORMATION

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications
Jamie Lillis
203-428-3223
jlillis@soleburystrat.com

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
(702) 323-7330

cannaeholdings.com